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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

           SunRiver Corporation and Consolidated Subsidiary Companies

                                   (Unaudited)


                                                                  Nine Months Ended                Three Months Ended
                                                                    September 30,                     September 30,
                                                          --------------------------------  --------------------------------
                                                                 1996            1995             1996            1995
                                                          ---------------  ---------------  ---------------  ---------------
Primary earnings per common share:
Income from continuing operations                         $  (1,543,052)   $   1,735,463    $  (1,039,741)   $     96,521
Preferred stock dividend                                         372,519               -           124,173              -
Preferred stock accretion                                              -         609,116                -         210,143
                                                          ---------------  ---------------  ---------------  ---------------
Income before discontinued operations                        (1,915,571)       1,735,463       (1,163,914)         96,521
Discontinued operations                                                -       1,034,054                -               -
                                                          ---------------  ---------------  ---------------  ---------------
Earnings available for common shareholders                   (1,915,571)       2,769,517       (1,163,914)         96,521
                                                          ===============  ===============  ===============  ===============
Weighted average shares outstanding during the period         46,250,954      40,939,281        46,574,806     41,776,129
Common stock equivalents
                                                          ---------------  ---------------  ---------------  ---------------
Weighted average common shares outstanding                    46,250,954      41,989,433        46,574,806     43,424,391
                                                          ===============  ===============  ===============  ===============
Income before discontinued operations                             (0.04)            0.03            (0.02)              -
Discontinued operations                                                -            0.02              -                 -
Primary earnings per common share                         $       (0.04)   $        0.05    $       (0.02)    $         -

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